Filed Pursuant to Rule 424(b)(3)
                                        Registration Nos. 33-55787 and 33-64179

PRICING SUPPLEMENT NO. 9, dated March 4, 1997
(To Prospectus dated January 23, 1997, and
Prospectus Supplement dated February 4, 1997)
(CUSIP No. 17120Q YC9)
                                  $2,500,000,000
                          Chrysler Financial Corporation
                            Medium-Term Notes, Series Q
                                 Fixed Rate Notes
                      Due 9 Months or More From Date of Issue

Principal Amount:     $5,000,000

Issue Price:          The price of the Notes will vary depending on
                      prevailing market prices at the time of resale.

Original Issue Date:  March 14, 1997

Stated Maturity:      March 14, 2001

Interest Rate:        6.53%

Interest Payment Dates:   February 15 and August 15

Specified Currency:       U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:    [X] The Notes cannot be redeemed prior to maturity.
               [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be      % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

Repayment:     [X] The Notes cannot be repaid prior to maturity.
               [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission: The Notes are being purchased by the Agent at 99.25% of their principal amount and will be sold at varying prices to be determined at the time of sale.

Agent's Capacity:   [ ] Agent   [X] Principal

Net proceeds to Company (if sale to Agent as principal):  $4,962,500

Agent:    [X] Merrill Lynch & Co.  [ ] Salomon Brothers Inc
          [ ] Other: